Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K/A of Sielox, Inc. of our report dated March 8, 2007, included in Amendment No. 1 to the Registration Statement on Form S-4, of Sielox, Inc. (f/k/a Dynabazaar Inc.) (Registration No. 333-143575), with respect to the consolidated balance sheets of L Q Corporation, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

October 16, 2007